EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Green Plains Partners Reports First Quarter 2020 Financial Results

Results for the First Quarter of 2020

  Net income of $10.4 million, or $0.44 per common unit
  Adjusted EBITDA of $13.4 million and distributable cash flow of $11.4 million
  Quarterly cash distribution of $0.12 per unit
  Distribution coverage ratio of 4.03x, LTM distribution coverage ratio of 1.24x

OMAHA, Neb., May 04, 2020 (GLOBE NEWSWIRE) -- Green Plains Partners LP (NASDAQ:GPP) today announced financial and operating results for the first quarter of 2020. Net income was $10.4 million, or $0.44 per common unit, for the first quarter of 2020 compared with $10.2 million, or $0.43 per common unit, for the same period in 2019. The partnership reported adjusted EBITDA of $13.4 million and distributable cash flow of $11.4 million for the first quarter of 2020, compared with adjusted EBITDA of $13.5 million and distributable cash flow of $11.4 million for the same period in 2019. Distribution coverage was 4.03x for the three months ended March 31, 2020.

“The recently announced reduction in our distribution will be used to amortize outstanding debt and will improve the strength of our balance sheet, with the goal of being debt free in 18 months to the benefit of all unitholders,” said Todd Becker, president and chief executive officer of Green Plains Partners. “We are working with our existing lender group to amend the loan agreement under modified terms, including an increase in interest rates, required principal amortization and changes to certain covenants, and anticipate providing more detail regarding these modifications in the near future. Once our debt is fully repaid through planned amortization and other potential funding sources, we should have ample cash flow and liquidity through our long-term minimum volume commitments enabling us to support potential distribution increases in the future.”

First Quarter Highlights and Recent Developments

  On April 16, 2020, the board of directors of the partnership’s general partner reduced the quarterly cash distribution by 75% to $0.12 per unit, or approximately $2.8 million, for the first quarter of 2020. This reduction will free up approximately $33.8 million annually, which the partnership intends to use to amortize debt. The distribution is payable on May 8, 2020, to unitholders of record at the close of business on May 1, 2020.

Results of Operations
Consolidated revenues decreased $0.8 million for the three months ended March 31, 2020, compared with the same period for 2019. Terminal services revenue decreased $0.6 million as a result of a $0.9 million decrease in minimum volume commitment charges, partially offset by a $0.3 million increase associated with higher throughput volumes. Revenues generated from rail transportation services decreased $0.5 million primarily due to a reduction in volumetric capacity provided as well as lower sublease revenue. These decreases were partially offset by an increase of $0.3 million in trucking and other revenue due to an increase in volumes transported for Green Plains Trade.

Operations and maintenance expenses decreased $0.7 million to $6.2 million for the three months ended March 31, 2020, compared with the same period for 2019, primarily due to lower railcar lease expense. General and administrative expenses decreased $0.1 million to $1.0 million for the three months ended March 31, 2020, compared with the same period for 2019, primarily due to a reduction in expenses allocated by our parent under the secondment agreement.

Capacity utilization increased from an average of 84.5% in the fourth quarter of 2019, to an average of 85.9% of capacity in the first quarter of 2020. Ethanol production was 240.5 million gallons compared with the contracted minimum volume commitment of 235.7 million gallons per quarter. As a result, Green Plains Trade received a credit of $0.3 million, which was applied to the $4.0 million volume deficiency credit reported for the three months ended March 31, 2019. The remaining balance of this credit, $3.7 million, expired as of March 31, 2020. The cumulative minimum volume deficiency credits available to Green Plains Trade as of March 31, 2020 totaled $0.5 million, which will expire if unused by June 30, 2020. These credits have been previously recognized as revenue, and as such, future volumes throughput by Green Plains Trade in excess of the minimum volume commitment, up to the amount of these credits, will not be recognized in revenue in future periods.

The COVID-19 pandemic and related economic repercussions have created significant volatility, uncertainty, and turmoil in the energy industry. In early March, the Organization of Petroleum Exporting Countries (OPEC) failed to reach an agreement on production levels for crude oil. This was quickly followed by a widespread slowdown in the U.S and global economy in an effort to slow the COVID-19 pandemic. While OPEC agreed in April to cut production, downward pressure on prices has continued and could continue for the foreseeable future. A combination of these events has significantly deteriorated both prices and demand for various energy commodities and motor fuels, including ethanol, which could negatively impact our business and that of our parent. We are unable to predict the overall impact these events will have on our financial position and operations, including those of our parent. The situation surrounding COVID-19 continues to evolve rapidly and the ultimate duration and impact of the COVID-19 outbreak is highly uncertain and subject to change.

GREEN PLAINS PARTNERS LP
SELECTED OPERATING DATA
(unaudited, in million gallons)

	Three Months Ended
	March 31,
	2020	2019	% Var.
Product volumes
Storage and throughput services	241.6	155.7	55.2%

Terminal services:
Affiliate	32.5	24.8	31.0
Non-affiliate	26.5	25.6	3.5
	59.0	50.4	17.1

Railcar capacity billed (daily average)	78.8	83.4	(5.5)

Liquidity and Capital Resources
Total liquidity as of March 31, 2020, was $70.1 million, including $0.3 million in cash and cash equivalents, and $69.8 million available under the partnership’s revolving credit facility. The balance outstanding on the partnership’s revolving credit facility was $130.2 million as of March 31, 2020. The partnership was in full compliance with all required covenants of its credit agreement as of March 31, 2020, including reporting an interest coverage ratio of 6.49x versus a minimum covenant requirement of 2.75x and a consolidated leverage ratio of 2.47x versus a maximum covenant requirement of 3.5x.

The partnership’s revolving credit facility will mature on July 1, 2020 unless extended by agreement of the lenders or replaced by another funding source. While we have not yet formalized the credit facility or secured additional funding necessary to repay the loan, we believe it is probable that we will source appropriate funding given our consistent and stable fee-based cash flows, ongoing profitability, low debt leverage and history of obtaining financing on reasonable commercial terms.

Conference Call Information
On May 4, 2020, Green Plains Partners LP and Green Plains Inc. will host a joint conference call at 11 a.m. Eastern time (10 a.m. Central time) to discuss first quarter 2020 financial and operating results for each company. Domestic and international participants can access the conference call by dialing 877.711.2374 and 281.542.4862, respectively, and referencing conference ID 2653987. The company advises participants to call at least 10 minutes prior to the start time. Alternatively, the conference call, transcript and presentation will be accessible on Green Plains Partners’ website at http://ir.greenplainspartners.com.

Non-GAAP Financial Measures
Adjusted EBITDA and distributable cash flow are supplemental financial measures used to assess the partnership’s financial performance. Management believes adjusted EBITDA and distributable cash flow provide investors useful information in assessing the partnership’s financial condition and results of operations. Adjusted EBITDA is defined as earnings before interest expense, income tax expense, depreciation and amortization, plus adjustments for transaction costs related to acquisitions or financings, unit-based compensation expense, net gains or losses on asset sales and the partnership’s proportional share of EBITDA adjustments of equity method investee. Distributable cash flow is defined as adjusted EBITDA less interest paid or payable, income taxes paid or payable, maintenance capital expenditures and the partnership’s proportionate share of distributable cash flow adjustments of equity method investee. References to LTM refer to results from the immediately preceding twelve-month period. Adjusted EBITDA and distributable cash flow are not presented in accordance with generally accepted accounting principles (GAAP) and therefore should not be considered in isolation or as alternatives to net income or any other measure of financial performance presented in accordance with GAAP to analyze the partnership’s results.

About Green Plains Partners LP
Green Plains Partners LP (NASDAQ:GPP) is a fee-based Delaware limited partnership formed by Green Plains Inc. to provide fuel storage and transportation services by owning, operating, developing and acquiring ethanol and fuel storage terminals, transportation assets and other related assets and businesses. For more information about Green Plains Partners, visit www.greenplainspartners.com.

About Green Plains Inc.
Green Plains Inc. (NASDAQ:GPRE) is a diversified commodity-processing business with operations that include corn processing, grain handling and storage and commodity marketing and logistics services. The company is one of the leading corn processors in the world and, through its adjacent businesses, is focused on the production of sustainable biofuels and sustainable high-protein and novel feed ingredients. Green Plains owns a 50% interest in Green Plains Cattle Company LLC and owns a 49.0% limited partner interest and a 2.0% general partner interest in Green Plains Partners. For more information about Green Plains, visit www.gpreinc.com.

Forward-Looking Statements
This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements reflect management’s current views, which are subject to risks and uncertainties including, but not limited to, anticipated financial and operating results, plans and objectives that are not historical in nature. These statements may be identified by words such as “believe,” “expect,” “may,” “should,” “will” and similar expressions. Factors that could cause actual results to differ materially from those expressed or implied are discussed in Green Plains Partners’ reports filed with the Securities and Exchange Commission. Investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this news release. Green Plains Partners assumes no obligation to update any such forward-looking statements, except as required by law.

Consolidated Financial Results

GREEN PLAINS PARTNERS LP
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	March 31,	December 31,
	2020	2019
ASSETS	(unaudited)
Current assets
Cash and cash equivalents	$264	$261
Accounts receivable, including from affiliates	16,092	16,651
Other current assets	473	517
Total current assets	16,829	17,429
Property and equipment, net	36,805	37,355
Operating lease right-of-use assets	37,385	35,456
Other assets	15,389	15,413
Total assets	$106,408	$105,653

LIABILITIES AND PARTNERS' DEFICIT
Current liabilities
Accounts payable, including to affiliates	$7,306	$5,593
Operating lease current liabilities	12,899	13,093
Current maturities of long-term debt	130,200	132,100
Other current liabilities	4,620	5,026
Total current liabilities	155,025	155,812
Operating lease long-term liabilities	25,308	23,088
Other liabilities	2,654	2,500
Total liabilities	182,987	181,400

Partners' deficit	(76,579)	(75,747)
Total liabilities and partners' deficit	$106,408	$105,653

GREEN PLAINS PARTNERS LP
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands except per unit amounts)

	Three Months Ended
	March 31,
	2020	2019	% Var.
Revenues
Affiliate	$18,983	$18,782	1.1%
Non-affiliate	1,288	2,305	(44.1)
Total revenues	20,271	21,087	(3.9)
Operating expenses
Operations and maintenance (excluding depreciation and amortization reflected below)	6,160	6,865	(10.3)
General and administrative	1,044	1,117	(6.5)
Depreciation and amortization	961	985	(2.4)
Total operating expenses	8,165	8,967	(8.9)
Operating income	12,106	12,120	(0.1)
Other income (expense)
Interest income	-	20	*
Interest expense	(1,864)	(2,055)	(9.3)
Total other expense	(1,864)	(2,035)	(8.4)
Income before income taxes and income from equity method investee	10,242	10,085	1.6
Income tax expense	(31)	(52)	(40.4)
Income from equity method investee	158	215	(26.5)
Net income	$10,369	$10,248	1.2%

Net income attributable to partners' ownership interests:
General partner	$207	$205	1.0%
Limited partners - common unitholders	10,162	10,043	1.2

Earnings per limited partner unit (basic and diluted):
Common units	$0.44	$0.43	2.3%

Weighted average limited partner units outstanding (basic and diluted):
Common units	23,138	23,119

Supplemental Revenues Data:
Storage and throughput services	$11,785	$11,785	-%
Railcar transportation services	5,124	5,619	(8.8)
Terminal services	2,194	2,788	(21.3)
Trucking and other	1,168	895	30.5
Total revenues	$20,271	$21,087	(3.9)%

* Percentage variance not considered meaningful.

GREEN PLAINS PARTNERS LP
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(unaudited, in thousands)

	Three Months Ended
	March 31,
	2020	2019
Cash flows from operating activities:
Net income	$10,369	$10,248
Noncash operating adjustments:
Depreciation and amortization	961	985
Other	216	105
Net change in working capital	1,715	(1,334)
Net cash provided by operating activities	13,261	10,004

Cash flows from investing activities:
Purchases of property and equipment	(22)	-
Net cash used in investing activities	(22)	-

Cash flows from financing activities:
Payments of distributions	(11,280)	(11,269)
Net proceeds (payments) - revolving credit facility	(1,900)	1,000
Payments of loan fees	(56)	-
Net cash used in financing activities	(13,236)	(10,269)

Net change in cash and cash equivalents	3	(265)
Cash and cash equivalents, beginning of period	261	569
Cash and cash equivalents, end of period	$264	$304

GREEN PLAINS PARTNERS LP
RECONCILIATIONS TO NON-GAAP FINANCIAL MEASURES
(unaudited, in thousands except ratios)

	Three Months Ended		LTM Ended
	March 31,		March 31,
	2020	2019	2020
Net income	$10,369	$10,248	$41,600
Interest expense	1,864	2,055	8,119
Income tax expense	31	52	199
Depreciation and amortization	961	985	3,417
Unit-based compensation expense	79	79	319
Gain on the disposal of assets	-	-	(14)
Proportional share of EBITDA adjustments of equity method investee (1)	50	66	180
Adjusted EBITDA	13,354	13,485	53,820
Interest paid or payable	(1,864)	(2,055)	(8,119)
Income taxes paid or payable	(31)	(53)	(216)
Maintenance capital expenditures	(22)	-	(116)
Distributable cash flow	$11,437	$11,377	$45,369
Distributions declared (2)	$2,836	$11,269	$36,676
Coverage ratio	4.03x	1.01x	1.24x

(1) Represents the partnership's proportional share of depreciation and amortization of its equity method investee.
(2) Represents distributions declared for the applicable period and paid in the subsequent quarter.

Green Plains Partners Contacts
Investors: Phil Boggs | Senior Vice President - Investor Relations and Treasurer | 402.884.8700 | phil.boggs@gpreinc.com
Media: Leighton Eusebio | Manager - Public Relations | 402.952.4971 | leighton.eusebio@gpreinc.com